UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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InterDigital Communications Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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InterDigital Communications Corporation

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held June 1, 2006

TO THE SHAREHOLDERS OF INTERDIGITAL COMMUNICATIONS CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of InterDigital Communications Corporation, a Pennsylvania corporation (the “Company”), will be held on Thursday, June 1, 2006, at 11:00 a.m. Eastern Daylight Time, at the Radisson Hotel Valley Forge, King of Prussia, Pennsylvania, for the following purposes:

1.	To elect two directors;

2.	To consider and vote on a non-binding shareholder proposal;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2006; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Shareholders of record of the Company’s Common Stock at the close of business on April 10, 2006 are entitled to notice of and to vote at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card or avail yourself of the internet or telephone voting options so that your shares will be represented and voted.

By Order of the Board of Directors,

Lisa Axt Alexander Corporate Secretary

April 24, 2006

781 Third Avenue

King of Prussia, Pennsylvania

WE URGE SHAREHOLDERS TO MARK, SIGN AND RETURN

PROMPTLY THE ACCOMPANYING PROXY CARD

OR TO VOTE OVER THE INTERNET OR BY TELEPHONE.

INTERDIGITAL COMMUNICATIONS CORPORATION

781 Third Avenue, King of Prussia, PA 19406-1409

PROXY STATEMENT FOR THE 2006 ANNUAL MEETING OF SHAREHOLDERS

Information Concerning Voting and Solicitation

General

You are invited to attend our Annual Meeting of Shareholders on June 1, 2006 beginning at 11:00 a.m., Eastern Daylight Time, at the Radisson Hotel Valley Forge, King of Prussia, Pennsylvania (the “Annual Meeting”).

These proxy materials are provided in connection with the solicitation by the Board of Directors of InterDigital Communications Corporation (the “Company,” “we,” or “our”), a Pennsylvania corporation, of proxies to be voted at our Annual Meeting and at any adjournment or postponement.

This Notice of Annual Meeting, Proxy Statement and proxy card and 2005 Annual Report are being mailed to shareholders on approximately April 28, 2006.

Shareholders Entitled to Vote at the Annual Meeting

Holders of record of the Company’s Common Stock at the close of business on April 10, 2006, are entitled to vote their shares at the Annual Meeting and any adjournment or postponement. As of that date, there were 54,828,749 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder to one vote. Votes will not be cumulated in the election of directors. The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting.

Quorum and Required Vote

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary for every matter to be voted on at the Annual Meeting. Proxies marked as abstaining and broker non-votes will be treated as present at the Annual Meeting for purposes of a quorum but will not be voted and will have no effect on matters to be voted upon at the Annual Meeting. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Directors are elected by a plurality of the votes cast. Approval of all other matters presented at the Annual Meeting requires the affirmative vote of a majority of the votes cast by shareholders present, in person or by proxy, at the Annual Meeting.

Shareholders of Record and Beneficial Owners

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company (AST), you are considered, with respect to those shares, the “shareholder of record.” The Notice of Annual Meeting, Proxy Statement and proxy card and 2005 Annual Report have been sent directly to you by AST on behalf of the Company.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Annual Meeting, Proxy Statement and voting instruction and 2005 Annual Report have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for voting by telephone or on the Internet.

Proxies and Voting Procedures

(a)        You may vote by one of the following methods:

(i)        By Mail. Complete, sign and date the proxy card or voting instruction and return it in the prepaid envelope. If you return it without indicating your voting preferences, the persons named in the proxy form or voting instruction card may vote the shares represented by that proxy as recommended by the Board of Directors.

(ii)        By Telephone or on the Internet.

If you are a Shareholder of Record:

To Vote by Telephone (Touch-Tone Phone Only) Take notice of the control number printed on your proxy card. Please have your control number and the proxy card available when you call. Dial toll free 1-800-PROXIES and follow the instructions.

To Vote by Internet If you wish to vote using the Internet, you can access the web page at WWW.VOTEPROXY.COM and follow the on-screen instructions. If you vote by the Internet, you must have your control number and the proxy card available when you access the web page.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Daylight Time on May 31, 2006.

If you are a Beneficial Owner:

To Vote by Telephone (Touch-Tone Phone Only) Take notice of the control number printed on your voting instruction form. Please have your control number and the voting instruction card available when you call. Dial the toll free number shown on your voting instruction form and follow the instructions.

To Vote by Internet If you wish to vote using the Internet, you can access the web page at WWW.PROXYVOTE.COM and follow the on-screen instructions. If you vote by the Internet, you must have your control number and the voting instruction form available when you access the web page.

Telephone and Internet voting facilities for beneficial owners will be available 24 hours a day, and will close at 11:59 p.m. Eastern Daylight Time on May 31, 2006.

(iii)        Voting in Person at the Annual Meeting. All shareholders of record may vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the judge of election with your ballot to be able to vote at the Meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

(b)        Revoking Your Vote. You can revoke your proxy at any time before it is voted.

If you are a shareholder of record you may do so by (a) delivery of a written notice of revocation or by electronic transmission to the Corporate Secretary of the Company or the Company’s designated agent, such notice to be received no later than the business day preceding the Annual Meeting, (b) submitting a properly executed, later-dated proxy, or (c) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, constitute a revocation of a proxy.

If you are a beneficial owner you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described above.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

(c)        Other Matters. As of the date of this Proxy Statement, we do not know of any items, other than those identified in the Notice of Annual Meeting of Shareholders, which may properly come before the Annual Meeting. However, if other matters should properly come before the Annual Meeting or any adjournment thereof, proxy holders intend to vote in accordance with the recommendation of the Board of Directors, or if no recommendation is given, in their own discretion.

Cost of Proxy Solicitation

The Company will pay the cost of solicitation of proxies by the Board of Directors. Proxies may be solicited by mail, electronic mail, personal interview, telephone, telegraph or facsimile. In addition, we have retained W.F. Doring & Co. to aid in the solicitation of proxies for a fee of approximately $7,000, plus expenses. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. We will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Company’s Common Stock. In addition, our directors, officers and employees may solicit proxies by such methods without additional remuneration.

Tabulation of the Votes

A representative of our transfer agent, American Stock Transfer & Trust Company, will tabulate the votes and act as judge of election at the Annual Meeting.

Shareholder Proposals

Shareholders may make proposals to be considered at the 2007 Annual Meeting of Shareholders (“2007 Annual Meeting”) provided that, in addition to meeting the shareholder eligibility requirements of the Securities and Exchange Commission’s (“SEC”) rules governing such proposals, the proposal is received not later than December 31, 2006, at the Company’s principal executive offices, 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409, Attention: Corporate Secretary. In accordance with the Company’s By-Laws, no business may be brought before the 2007 Annual Meeting unless specified in the notice of meeting or otherwise brought before the meeting by or at the direction of the Board of Directors or brought by a shareholder who has delivered notice to the Company (containing certain information specified in the By-Laws) not earlier than March 4, 2007 or later than April 3, 2007. The form of proxy issued with our 2007 Proxy Statement will confer discretionary authority to vote for or against any valid proposal made by a shareholder at our 2007 Annual Meeting and which is not included in our proxy statement. However, such discretionary authority may not be exercised if the shareholder proponent has not provided to our Corporate Secretary notice of such proposal within the time frames set forth above, and certain other conditions provided for in the SEC’s rules have not been satisfied.

A copy of the full text of the By-Law provisions discussed above may be obtained by writing to the Corporate Secretary, InterDigital Communications Corporation, 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409.

ELECTION OF DIRECTORS

(Proposal No. 1)

The business and affairs of the Company are managed under the direction of its Board of Directors. The Board of Directors currently consists of eight members, divided into three classes each having a term of three years. The Board of Directors has nominated two current directors for election at the Annual Meeting for a term expiring at the 2009 Annual Meeting of Shareholders and until their successors are elected and qualified. Unless authority to vote for the nominees is withheld in the proxy, the persons named in the accompanying proxy intend to vote the shares represented by the proxy FOR the election as director of the nominees named below. We have no reason to believe that the named nominees will be unavailable to serve if elected. However, if any of the nominees is unavailable to serve for any reason, the proxies may be voted for another person nominated as a substitute by the Board of Directors. Six incumbent directors will continue to serve as directors following the Annual Meeting as set forth below, with three directors having a term expiring at the year 2007 Annual Meeting of Shareholders and three directors having a term expiring at the year 2008 Annual Meeting of Shareholders.

The following biographical information is furnished as to the nominees for election as a director and each of the current directors:

Nominees for Election to the Board of Directors

Term Expiring at 2009 Annual Meeting of Shareholders

D. RIDGELY BOLGIANO, 73, has been a director of the Company since 1981. Mr. Bolgiano has been a Vice President and Chief Scientist of the Company since April 1984 (title distinctions among the Company’s Vice Presidents at the executive level were eliminated and the title nomenclature of all such individuals was revised effective January 1, 2004 without changes to responsibilities), and has served as Chairman of the Board of Directors of InterDigital Technology Corporation, a wholly-owned subsidiary of the Company, since May 1996. Mr. Bolgiano has been affiliated with the Company in various capacities since 1974.

WILLIAM J. MERRITT, 47, became a director of the Company in May 2005. Mr. Merritt has also served as Chief Executive Officer and President of the Company since May 2005 and as President of InterDigital Technology Corporation since July 2001. He served as General Patent Counsel of the Company from July 2001 to May 2005, and General Counsel and Secretary from October 1998 to July 2001. He was Vice President, Legal and Assistant Secretary from January 1996 to October 1998.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 1 TO ELECT MESSRS. BOLGIANO AND MERRITT TO THE BOARD OF DIRECTORS.

Members of the Board of Directors Continuing in Office

Term Expiring at 2008 Annual Meeting of Shareholders

HARRY G. CAMPAGNA, 67, Chairman of the Board of Directors, has been a director of the Company since April 1994. Mr. Campagna has been the Chief Executive Officer and Chairman of the Board of Directors of Qualitex Co. for more than the past five years. Qualitex Co. is involved in the manufacturing of items for the garment apparel and textile maintenance industries.

STEVEN T. CLONTZ, 55, became a director of the Company in April 1998. Mr. Clontz has, since January 1999 served as President and Chief Executive Officer of StarHub, Ltd. (“StarHub”), a Singapore-based info-communications corporation providing a full range of information, communications and entertainment services over fixed, mobile, Internet and cable TV networks. Mr. Clontz has also served as an executive director of StarHub since 1999 and as an executive director of six of its affiliates. In April 2005, Mr. Clontz was appointed to the Board of Directors of Equinix, Inc., a leading global provider of network-neutral data centers and Internet exchange services headquartered in California. In February 2004, Mr. Clontz was appointed to the Executive Committee of the Board of Directors of Global Crossing Limited, a Bermuda corporation, which provides telecommunications solutions over a global IP-based network. He joined the Board of Directors of Live Cargo in June 2005.

EDWARD KAMINS, 57, became a director of the Company in December 2003. In July 2003, Mr. Kamins became Chief Information Officer and Senior Vice President of Avnet, Inc., a B2B provider of supply chain management and engineering services, and a global distributor of semiconductors, enterprise networks and computer equipment, and embedded subsystems from leading manufacturers. Mr. Kamins joined Avnet in 1996 as Senior Vice President of Business Development for Avnet Computer Marketing. In October 1999, Mr. Kamins was named President of Avnet Applied Computing, a new operating group chartered to serve customers’ embedded computing needs. Mr. Kamins serves on the Advisory Board for the Lupus Foundation of New England, a not-for-profit foundation.

Members of the Board of Directors Continuing in Office

Term Expiring at 2007 Annual Meeting of Shareholders

ROBERT S. ROATH, 63, has been a director of the Company since May 1997. Mr. Roath served as Chief Financial Officer and Senior Vice President of RJR Nabisco, Inc. (“RJR Nabisco”) from April 1995 to April 1997 and Corporate Controller and Senior Vice President at RJR Nabisco from September 1990 to April 1995. Mr. Roath has been a Director of Standard Parking, a provider of parking management services, since May 2004. He also serves as Chairman of Standard Parking’s Audit Committee. Mr. Roath has been Chairman of the Advisory Board to L.E.K. Consulting, a shareholder-value consulting firm, since May 1997. Mr. Roath is also a member of the Advisory Board of the Robert H. Smith School of Business at the University of Maryland.

ROBERT W. SHANER, 57, has been a director of the Company since December 2003. From January 2004 to present, Mr. Shaner has served as founder and managing partner of Performance Management, LLC, a professional management consulting firm specializing in the optimization of business performance. From February until September 2004, Mr. Shaner served as Interim Chief Executive Officer of REMEC, Inc., a developer and manufacturer of telecommunications infrastructure products for voice, video and data transfer over wireless networks and sophisticated microwave electronic subsystems for defense radar, communications, and electronic warfare applications. From January 2001 to February 2003, Mr. Shaner served as President of Wireless Operations for Cingular Wireless LLC, a joint venture between the wireless divisions of SBC Communications Inc. and BellSouth Corporation. From November 1999 to January 2001, Mr. Shaner served as the Regional President of SBC Wireless, Inc., a provider of wireless communication services to consumers and businesses. Prior to 1999, Mr. Shaner served in various executive capacities at SBC-related companies. Mr. Shaner also serves as Curator and Chairman of the Board of Central Methodist University, a director of REMEC, Inc., and a director of Mobility Electronics, Inc.

ALAN P. ZABARSKY, 58, has been a director of the Company since December 2003. From September 2003 to present, Mr. Zabarsky has served as the Founder and Chief Executive Officer of Technology Consulting Associates, Inc., a consulting practice focused on wireless technology development and product requirements. Mr. Zabarsky has also held numerous executive positions with Motorola, Inc., from June 1976 through July 2002, including Corporate Vice President and Director, Corporate Strategy from May 1999 to July 2002; Corporate Vice President and General Manager, Smart and Connected Products, PCS, January 1998 to May 1999; and Corporate Vice President, Engineering Solutions, Global Telecom Solutions Group.

Information about the Board of Directors

Committees and Meetings of the Board of Directors

Our Board of Directors holds regularly scheduled quarterly meetings and regularly meets in executive session. In 2005, the Board of Directors met thirteen times and acted once by unanimous written consent. Each of the above incumbent directors attended at least 75% of the meetings of the Board of Directors and the committees on which they serve. In addition, seven members of the Board of Directors were in attendance at the 2005 Annual Meeting of Shareholders. Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of Shareholders, it encourages directors to attend and historically more than a majority have done so.

The Board of Directors’ standing committees are comprised solely of independent directors as defined under applicable Nasdaq rules. Committee composition and meeting information during 2005 is as set forth below:

Name	Audit Committee		Compensation Committee		Finance & Investment Committee		Nominating and Corporate Governance Committee		Executive Committee
Harry G. Campagna			X	*			X	*	X

Steven T. Clontz	X		X		X				X

Ed Kamins	X						X

Robert S. Roath	X	*	X		X	*			X

Robert W. Shaner			X		X		X

Alan P. Zabarsky	X

Number of Meetings in 2005 (Actions by Written Consent)	11		10	(4)	3	(1)	1		3	(2)

*	Designates Committee Chairman

Audit Committee:    The principal function of the Audit Committee is to assist the Board of Directors in their general oversight responsibilities relating to the Company’s corporate accounting, financial reporting practices and integrity of financial reports as well as legal and regulatory compliance therewith. The Audit Committee is responsible for the selection, retention and compensation of the Company’s independent registered public accounting firm, and retains oversight of their independence and performance. The Audit Committee assists in facilitating effective communication between the Board of Directors and the Company’s independent registered public accounting firm, and regularly reports Audit Committee actions to the full Board of Directors. In addition, the Audit Committee oversees the quality of the Company’s internal accounting control structure, maintains procedures for handling complaints, including confidential and anonymous submissions made by employees of the Company regarding the Company’s accounting, internal accounting controls and auditing matters, and is responsible for preparing the Audit Committee Report for inclusion in the Company’s proxy statement. A copy of the Audit Committee’s Charter is attached to this Proxy Statement as Appendix “A” and is also available on the Company’s website at: http://www.interdigital.com/corp_gov_audit_comm_charter.shtml. The Board of Directors has determined that Mr. Roath is a “financial expert”, as defined by SEC rules, and that he and all other Audit Committee members are “independent” as defined under Rule 4200(a)(15) of Nasdaq listing standards.

Compensation Committee:    The primary functions of the Compensation Committee are to (1) assist the Board of Directors in discharging its responsibilities relating to compensation of the Company’s Chief Executive Officer and other executive officers; (2) oversee the Company’s compensation-related policies and programs and the level of awards to employees; and (3) assist the Board of Directors and the Chairman of the Board of Directors in the review, evaluation and succession planning of the Company’s Chief Executive Officer and other members of senior management. The Compensation Committee is also responsible for preparing an annual report on executive compensation in accordance with applicable securities regulations to be included in the Company’s proxy statement. The Compensation Committee is guided in the execution of its primary functions by the Board of Directors’ philosophy that the interests of key leadership should be aligned with the long-term interests of the Company and its shareholders. A copy of the Compensation Committee’s Charter is available on the Company’s website at: http://www.interdigital.com/corp_gov_comp_comm_charter.shtml.

Executive Committee:    The Executive Committee holds and is empowered to exercise the authority of the Board of Directors between Board meetings in the management of the business affairs of the Company.

Nominating and Corporate Governance Committee:    The primary functions of the Nominating and Corporate Governance Committee (“Nominating Committee”) are to (1) assist the Board of Directors in identifying and recommending qualified individuals to become board members and committee members; (2) consider matters of corporate governance and recommend to the Board of Directors changes and modifications to the Company’s Corporate Governance Guidelines; and (3) assist the Board of Directors in the review and evaluation processes employed to assess the Board of Directors’ effectiveness. A copy of the Nominating Committee’s Charter is available on the Company’s website at: http://www.interdigital.com/corp_gov_nominating_comm_charter.shtml.

Nominating Process

The Nominating Committee will consider nominees recommended by shareholders, that are presented within the time frames, and that are accompanied by the information required by the Company’s By-Laws. To date, the Board of Directors has not received any recommendations from shareholders requesting a candidate be considered for inclusion on the Board of Directors’ slate of nominees in the proxy statement. The Board of Directors does not have a separate policy for addressing shareholder recommended nominees, however, the Board has determined that if such a recommendation were received it would be considered in the same manner that all director candidates are considered, provided it is submitted in accordance with the requirements in the Company’s By-Laws. Specifically, candidates are evaluated and recommended to the Board of Directors by the Nominating Committee. Among the factors considered are a nominee’s experience at policy-making levels in areas relevant to the Company’s business, level of personal and professional ethics, integrity and values, and ability to serve the long-term interests of shareholders. Additional considerations include the size and diversity of experience of the Board of Directors as an operating body. The Board of Directors also believes that at least one of its members must meet the criteria for an “audit committee financial expert” as defined by SEC rules and that a majority of its members meet the definition of an “independent director” under Nasdaq rules.

Historically, the Nominating Committee has engaged search firms to assist it in finding new independent Board members. The role of the search firms was to identify and screen potential candidates and, with respect to persons in whom the Nominating Committee was interested, provide background information and references.

Shareholder Communications with the Board of Directors

The Board of Directors provides a process for shareholders to send communications to the Board or any of its directors which is described on the corporate governance section of the Company’s website at http://www.interdigital.com. The website provides a link enabling shareholders to send communications by e-mail. All such communications are compiled by the Communications & Investor Relations Department of the Company and submitted, as appropriate, to the Board of Directors or specified directors on a periodic basis. Any complaints relating to accounting, internal accounting controls or auditing matters may be made confidentially and must be in writing addressed to the Office of the Ombudsman, P.O. Box 60814, King of Prussia, Pennsylvania 19406-1409.

Compensation of Outside Directors

Members of the Board of Directors who were not officers or employees of the Company (“Outside Directors”) were compensated as follows during fiscal 2005:

Annual Board Retainer:	$25,000
Committee Chairs:	$15,000 / $30,000 for Audit Committee Chair
Committee Membership:	$5,000
Re-Election RSU* Grant:	6,000 RSUs (vesting 2,000 each year beginning at 1st anniversary of re-election)
Annual RSU Grant (awarded to all Outside Directors at each annual meeting**):	2,000 RSUs (vesting in full one year from grant date)

*	Restricted stock unit.

**	For so long as an Outside Director has stock options vesting pursuant to a grant made under the previous director compensation plan (a program, discontinued in December 2003, which provided a grant of 48,000 options upon election, vesting 16,000 at each subsequent annual meeting), he will not be entitled to the Annual RSU Grant.

All cash payments are based on service for a full year and pro rata payments are made for service of less than one year. Payments are made quarterly and awards of RSUs are granted effective at the corresponding Annual Meeting of Shareholders. The Company also reimburses Outside Directors for certain expenses incurred in attending Board of Directors and committee meetings and travel on behalf of the Company.

In January 2006, the Compensation Committee, with Mr. Campagna recusing himself, adopted an amendment to the compensation program for Outside Directors to provide for an annual grant of 10,000 RSUs to be made to the Company’s independent Chairman of the Board. The first such award was made to Mr. Campagna in January 2006. These RSUs vest one year after their grant date (subject to certain rights of acceleration), are forfeitable if he ceases to serve as a director before vesting, have no voting rights, and are not deemed to be outstanding shares.

Stock ownership guidelines applicable to the Outside Directors are set at a target of three times their annual cash retainer. All Outside Directors were in compliance with such guidelines at December 31, 2005.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC, initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent shareholders (collectively, the “Reporting Persons”) are additionally required to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations of the Reporting Persons that no other reports were required with respect to fiscal year ending December 31, 2005, the Reporting Persons complied with Section 16(a) filing requirements.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all Company employees, officers and directors. The Code is available on the Company’s website at: http:// www.interdigital.com/corp_gov_main.shtml. We intend to disclose any amendments to the Code, as well as any waivers for executive officers or directors on our website. No such waivers or amendments were made in fiscal year 2005.

Compensation Committee Interlocks

and Insider Participation

During 2005, the following directors served on the Compensation Committee of the Board of Directors: Messrs. Campagna (Chairman), Roath, Clontz and Shaner. None of the aforementioned Compensation Committee members was an officer or employee of the Company or any of its subsidiaries during 2005, or was formerly an officer of the Company or any of its subsidiaries.

Executive Compensation

Compensation Committee Report on Executive Compensation

General

The Compensation Committee of our Board of Directors (the “Committee”) has overall responsibility for the establishment, modification and implementation of executive compensation and benefit programs of the Company. Primary duties include: adopting compensation plans, setting annual salaries for executive officers, determining bonus and other direct and indirect benefits for executive officers and other employees, and administering Company equity incentive plans including the grant of awards under such plans to all eligible persons. The Committee is comprised solely of independent directors, as prescribed by the Committee’s Charter.

Compensation Philosophy

The Committee’s overall philosophy is that the Company’s executive compensation program should aim to create shareholder value. The Committee believes that shareholder value can be created through a compensation program that aligns management compensation to the Company’s performance, attracts and retains highly qualified management, rewards executives who contribute to the long-term success of the Company and aligns the long-term equity interests of management with those of shareholders. To that end, the Committee has implemented: (i) a Long-Term Incentive Plan (“LTIP”) providing cash awards tied directly to achievement of longer-term strategic goals, (ii) the use of Restricted Stock Units (i.e., nontransferable rights to acquire Common Stock or “RSUs”) as a vehicle for long-term equity compensation and retention, (iii) annual bonuses tied to both corporate and personal performance and paid, in part, in equity, and (iv) stock ownership guidelines.

Compensation Practices

The Committee reviews corporate performance of the prior year on an annual basis as part of its approval of the annual compensation of the Company’s executive officers and Chief Executive Officer. The Committee evaluates and rates Company performance against each of the corporate goals for the year. While achievement of corporate goals is the primary driver of annual cash compensation, individual performance is also considered. The Committee also approves corporate goals for the ensuing year. Long-term corporate performance (currently measured over a three and one-half year cycle and subsequently over three-year cycles) is used in awarding compensation to executives under the Company’s LTIP, as described below.

Since 2002, the Committee has primarily used grants of restricted stock (i.e., shares with time-based restrictions on transferability) and RSUs to provide long-term incentives to executive officers and to focus executives on shareholder value. In the Committee’s view, RSUs are also a useful retention vehicle in executive compensation, and have the added benefit of reducing share dilution in that the number of shares awarded is generally less than the number of option shares that would customarily be granted. Stock options have been limited to new hire grants and, until 2004, the Company’s Inventor Compensation Policy. The Inventor Compensation Policy was revised in 2004 to provide that awards to inventors be made in cash rather than options.

Base salaries for executive officers are generally set at a median level relative to companies of similar size within the telecom industry. Additional considerations include individual performance, contributions, skills and attributes. As part of its review of salaries, the Committee periodically considers survey data provided by outside compensation consultants. Additional benchmarking data has been reviewed when assessing the compensation of executives performing certain key functions for the Company which are less common to the industry peer group.

As part of its process of approving salary adjustments and bonuses of executive officers, the Committee reviews other components of executive compensation such as potential payouts under the LTIP, potential value of RSU awards upon vesting and total annual cash compensation. Tally sheets setting forth the above information were prepared for the Committee’s review and consideration.

Executive Compensation

The principal elements of executive compensation are: base salary, annual bonus, and awards of RSUs and performance-based cash awards under the Company’s Long Term Compensation Program. Perquisites have not been a significant component of executive compensation.

Base Salary

It is the Committee’s practice to meet throughout the course of the year to review executive compensation, and meet at least annually to review and approve salary increases for executive officers, including the Chief Executive Officer. The Committee’s policy is generally to set and maintain competitive base salaries for each executive officer, including the Chief Executive Officer, for equivalent jobs with similarly situated employers. Additional considerations in the review of base salaries and approval of annual increases for fiscal 2005 included individual officer’s contributions and the Company’s performance during the prior fiscal year. Base salary adjustments for individual performance of executive officers other than the Chief Executive Officer in 2005 were based primarily upon recommendations from the Chief Executive Officer.

All current executive officers received a percentage increase to their salaries in 2005. The salaries paid for the past three years to Named Officers are shown in the Summary Compensation Table on page 14.

Annual Bonus

The Committee uses the Company-wide Annual Employee Bonus Plan to drive achievement toward specified goals and give employees a stake in the performance of the Company. Annual bonuses awarded under this plan to executive officers, including the Chief Executive Officer, are based on two factors: the Company’s actual results measured against its annual corporate goals, and individual performance appraisals. Each executive officer is assigned a target bonus representing a percentage of salary based on such individual’s position with the Company. The target level bonuses range from 57% of base salary for the Chief Executive Officer to 40% of base salary for other executive officers. If the Company achieves certain target business performance results and the executive achieves certain target appraisal ratings, the executive will be paid the target bonus. If actual results vary from such targets, the bonus paid may be adjusted up or down to reflect the variation. In keeping with our philosophy to align the interests of executive officers with the interests of our shareholders, 30% of an executive officer’s bonus is generally paid in shares of restricted stock. These shares are restricted as to transferability for a two-year period, but are not forfeitable. The shares have full voting power and the right to receive dividends. Due to the restriction on transferability of the shares, the Committee provides additional cash compensation in the form of a tax gross-up to cover each executive officer’s tax liability associated with the restricted stock grant.

Corporate goals for 2005 consisted of cash flow targets, corporate development and technology development milestones, strengthening of the organization, and results in key litigation and arbitration proceedings. The Committee scored performance against the 2005 corporate goals in the aggregate at 94%. Consistent with the terms of the corporate goals established in 2005, payment of approximately 4% of the Named Officers’ 2005 annual bonus is contingent upon previously established conditions. This portion of their bonus is forfeitable if the officer’s employment terminates prior to achievement. Individual performance measures for executive officers other than the Chief Executive Officer are based partially upon recommendations from the Chief Executive Officer and partially on the Committee’s view of the individual’s performance. Annual bonuses for each Named Officer are approved following a weighing of the corporate performance score together with the Committee’s measure as to each executive’s individual performance.

Long-Term Incentives

In 2004, we initiated our Long-Term Compensation Program (the “Program”) which is comprised of (1) time-based RSU awards designed to both attract and retain qualified management and provide long-term equity compensation, and (2) an LTIP designed to reward management for long-term corporate performance. The Program operates in cycles. RSUs granted to executive officers generally vest in full, three years from date of grant. Cash awards under the LTIP portion of the Program are also generally based on three year cycles as more fully described below and under the Long-Term Incentive Plan Table at page 17. Any cash award is based upon long-term performance goals approved by the Committee at targets set as a percentage of base salary.

•	Equity

In addition to receiving 30% of their 2005 bonuses in the form of restricted stock, all current executive officers including the Chief Executive Officer received awards of RSUs under the Company’s Long-Term Compensation Program. On January 1, 2005 each of the Named Officers received an RSU award under the Program based on a percentage of base salary at the time of grant, as more fully described in the Summary Compensation Table.

•	Cash Awards

The LTIP, instituted in 2004, as part of our Long-Term Compensation Program, provides performance-based cash awards to the Chief Executive Officer, executive officers and other managerial level employees based on the Company’s achievement of certain performance goals established by the Committee for each program cycle. These goals are established as a percentage of base salary (as in effect at the start of each LTIP cycle) and a payout under the LTIP is based on the Company’s achievement of such goals. The payout may exceed or be less than the targeted percentage of base salary depending on the Company’s achievement of the goals, or no payout may be made if the Company fails to meet the minimum performance goals for the cycle.

The LTIP operates in overlapping cycles the first of which was completed on January 1, 2006. A payout was made shortly thereafter. The second cycle, which originally covered the period January 1, 2005 to January 1, 2008, was revised by the Committee in June 2005 to cover a three and one-half year period beginning July 1, 2005 to January 1, 2009 (“Cycle 2”). The Named Officers received a pro rata cash payment covering the period of time from January 1, 2005 to June 30, 2005 (Interim Period) as reported in the Summary Compensation Table. Subsequent cycles are intended to be overlapping three-year cycles, beginning on January 1, 2008 and recurring every other year thereafter. Information regarding targeted payouts to Named Officers under Cycle 2 is set forth on page 17.

Perquisites and other benefit programs

Selective perquisites were given to former executive officers in 2005. Dr. Briancon, who served as Chief Technology Officer of the Company until October 2005, received an allowance in connection with housing.

Executive officers also participate in benefit programs available to employees generally such as health and dental insurance, life insurance, 401(k) matching and profit sharing, and a cash perk program which entitles employees, on an annual basis, to 3.5% of their annual salary (collectively, “Employee Benefit Programs”).

Chief Executive Officer Compensation

We follow the same basic principles described above with respect to executive officer compensation in evaluating and approving the compensation of the Chief Executive Officer. Mr. Goldberg served as Chief Executive Officer of the Company until May 2005 at which time Mr. Merritt was appointed Chief Executive Officer.

Adjustments to Mr. Goldberg’s base salary and the individual portion of his bonus for 2005 took into account individual performance and assessment by the Chairman of the Board of Directors. Consideration was given to the successes achieved by the Company during 2004. Under the terms of our Annual Employee Bonus Plan, Mr. Goldberg’s target bonus, as Chief Executive Officer, was 57% of base salary. His target awards under each of the LTIP and RSU award portion of our long-term compensation program was 120% of base salary. When the Committee revised Cycle 2 of the LTIP in June 2005, Mr. Goldberg received a pro rata portion of the payment made for the Interim Period. While use of perks has been limited at the Company, Mr. Goldberg, as Chief Executive Officer, received a car allowance and reimbursement for limited personal expenses. Mr. Goldberg also participated in the Employee Benefit Programs. In connection with his termination of employment as Chief Executive Officer, Mr. Goldberg and the Company entered into a severance agreement providing for payments consistent with his employment agreement. See “Named Officer Employment and Severance Agreements”.

In approving Mr. Merritt’s compensation when he became the Company’s Chief Executive Officer in May 2005, the Committee considered the compensation of the prior Chief Executive Officer and Mr. Merritt’s experience and knowledge of the Company’s business. His annual bonus target and target awards under each of the LTIP and RSU award portion of our Long-Term Compensation Program are the same as those applied to Mr. Goldberg; and, he was awarded a pro rata increase in the number of RSUs previously awarded to him under the then current cycles of the Long-Term Compensation Program to meet the award band applicable to the Chief Executive Officer. In connection with his promotion, Mr. Merritt was awarded 10,000 RSUs vesting over three years. Mr. Merritt does not receive a car allowance but receives compensation under the Employee Benefit Programs as described above. In December 2005, the Committee awarded Mr. Merritt a discretionary bonus of $25,000 for his performance as Chief Executive Officer.

Stock Ownership Guidelines

Effective January 2004, the Committee established minimum stock ownership guidelines for senior officers and Outside Directors which are expected to be met within five years of the date such individuals become subject to the guidelines. The guidelines were established with the advice of independent compensation consultants. Compliance is monitored by the Committee on an annual basis. Qualifying ownership includes common stock (including that held through the Company’s 401(k)), restricted stock and RSUs. The Chief Executive Officer’s target ownership is set at an amount of Company stock equal in value to four times his current annual base salary. Other executives are expected to own Company stock approximately equivalent in value to a specified multiple of either one or two times their current annual base salary.

Section 162(m) Tax Matters

Section 162(m) of the Internal Revenue Code generally limits the Company’s tax deduction for compensation to its Chief Executive Officer and other executive officers to $1,000,000 per person in any tax year. Qualified performance based compensation is not subject to the deduction limit if specified requirements are met. The Committee considers the effects of Section 162(m) when implementing compensation plans and generally seeks to preserve the tax deductibility of compensation to executive officers, to the extent that this objective does not impair the operation and effectiveness of the Company’s compensation programs. No Named Officer received non-deductible compensation in 2005, however, the Committee believes it is important to maintain flexibility to make adjustments in the Company’s Long Term Compensation Program, despite the fact that in the future certain amounts paid to executives in excess of $1,000,000 may not be deductible.

COMPENSATION COMMITTEE:

Harry G. Campagna, Chairman

Steven T. Clontz

Robert S. Roath

Robert W. Shaner

Summary Compensation Table

The following table sets forth information concerning the annual, long-term and certain other compensation paid to each person who served as Chief Executive Officer of the Company during the fiscal year ended December 31, 2005, and the Company’s other four most highly compensated executive officers each of whose total annual salary and bonus exceeded $100,000 in 2005 and one person who would have been one of the four most highly compensated executive officers but for the fact he was no longer serving at year end (collectively, the “Named Officers”). All said compensation was paid for services rendered to the Company and its subsidiaries during fiscal years 2005, 2004 and 2003.

		Annual Compensation			Long-Term Compensation Awards Payouts
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Securities Underlying Options/ SARs(#)	Restricted Stock / RSUs Awards($)(4)(5)	LTIP Payouts ($)(6)	All Other Compensation ($)(7)
William J. Merritt Chief Executive Officer and President (since May 2005)(8)	2005 2004 2003	349,259 290,428 273,250	245,642 123,106 114,766	— — —	0 0 0	604,600 188,669 —	— 0 0	12,410 12,278 6,468

Richard J. Fagan Chief Financial Officer	2005 2004 2003	284,578 270,930 235,875	132,550 116,160 90,812	— — —	0 0 0	247,498 158,396 —	— 0 0	12,030 12,710 6,469

Mark A. Lemmo Senior Business Development and Product Management Officer	2005 2004 2003	284,007 269,903 253,800	125,415 117,036 97,713	— — —	0 0 0	247,056 157,798 —	— 0 0	12,010 11,897 6,458

William C. Miller Senior Engineering and Programs Officer	2005 2004 2003	220,392 211,150 198,700	98,761 87,444 75,506	— — —	0 0 0	170,391 109,734 —	— 0 0	11,105 10,733 6,465

Lawrence F. Shay General Counsel	2005 2004 2003	255,045 243,222 208,000	116,759 103,096 84,656	— — —	0 0 0	197,198 126,400 —	— 0 0	11,490 11,368 6,468

Howard E. Goldberg Chief Executive Officer and President (until May 2005)	2005 2004 2003	154,113 429,177 404,050	28,995 250,293 230,309	— 72,524 63,792	0 2,250 0	57,990 207,110 —	— 0 0	451,285 13,698 7,344

Alain C. Briancon Chief Technology Officer (until October 2005)	2005 2004 2003	247,766 289,404 272,500	21,893 134,832 121,093	— — —	0 6,250 0	69,328 149,061 —	— 0 0	192,605 11,794 4,952

(1)	Amounts listed as salaries for 2005 represent each Named Officer’s base salary (Mr. Merritt, $338,100; Mr. Fagan, $275,000; Mr. Lemmo $274,500; Mr. Miller, $213,000; Mr. Shay, $246,500; Mr. Goldberg, $146,648; and Dr. Briancon, $237,636) and the Company’s payment of an annual cash perk which is awarded to all Company employees calculated at three and one half percent of each employee’s annual base salary and paid in quarterly installments provided the individual remains employed at the time of payout (Mr. Merritt, $11,159; Mr. Fagan, $9,578; Mr. Lemmo $9,507; Mr. Miller, $7,392; Mr. Shay, $8,545; Mr. Goldberg, $7,465; and Dr. Briancon, $10,130).

(2)

Amounts reported for each Named Officer in 2005 includes cash and the cash value of restricted stock awarded pursuant to the Company’s Annual Employee Bonus Plan (Mr. Merritt, $192,717; Mr. Fagan, $111,925; Mr. Lemmo $104,859; Mr. Miller, $84,561; Mr. Shay, $100,326). The restricted stock portion of these bonuses constitutes thirty percent of the bonus award in each year and is paid in shares of Common Stock that are fully vested and may not be transferred for a period of two years. Bonuses are accrued but not paid until the following fiscal year. The amount reported for Mr. Merritt in 2005 also reflects a $25,000 discretionary bonus in addition to the bonus awarded him under the Bonus Plan. The remainder represents an interim payment made in connection with the restructuring of the Company’s LTIP, as further described in footnote 6 to this Table (Mr. Merritt: $27,925; Mr. Fagan: $20,625; Mr. Lemmo: $20,588; Mr. Miller: $14,200; Mr. Shay: $16,433; Mr. Goldberg: $28,995; and Dr. Briancon: $21,893).

(3)	As permitted by SEC rules, no amounts are shown in the Table with respect to certain “perquisites” where such amounts, in the aggregate, do not exceed the lesser of 10% of the total annual salary and bonus of the Named Officer, or $50,000. The Company has elected, however, to disclose such information for all Named Officers for 2005. Mr. Goldberg’s other annual compensation for 2005 included an allowance for a car valued at $13,353, and a reimbursement for personal expenses valued at $1,048. Dr. Briancon’s other annual compensation consisted of $4,320 allowance for temporary housing. Messrs. Merritt, Fagan, Lemmo, Miller and Shay each received tax reimbursements associated with restricted stock received as part of their 2005 annual bonus in the amounts of $37,779, $21,941, $20,556, $20,464 and $ 19,667, respectively.

(4)	Amounts reported for 2005 represent the value of RSUs granted under the Company’s 1999 Restricted Stock Plan as part of our Long Term Compensation Program (“Program”). RSU awards were made January 1, 2005, the beginning of the second cycle of the Program, and vest in-full on January 1, 2008 (the “2005-2008 cycle”). The number of RSUs granted was calculated based on a percentage of base salary of the participant on the award date divided by the Company’s closing share price on the date preceding the RSU award ($22.10 on December 31, 2004). The RSU award is time-based and is forfeitable in the event of a termination of employment for cause prior to the applicable payout date. For the 2005-2008 cycle, the percentages of base salary on which the RSU awards are based for Messrs. Merritt, Fagan, Lemmo, Miller, Shay, Goldberg and Briancon are 100%, 90%, 90%, 80%, 80%, 120%, and 90%, respectively. Amounts reported for Messrs. Goldberg and Briancon in 2004 and 2005 reflect pro rata reductions in awards in connection with their terminations of employment. The amount listed for Mr. Merritt in 2005 includes an award made in connection with his promotion to Chief Executive Officer on May 5, 2005 as well as pro rata increases in his awards under the 2004-2006 cycle and 2005-2008 cycle under the Program to reflect the change in his eligible award band from 100% to 120% of base salary. The amount of each of the foregoing RSU awards is included in the amounts set forth in footnote 5 below.

(5)	As of December 31, 2005, the Named Officers’ aggregate holdings in shares of restricted stock and in RSUs is as follows: Mr. Merritt, 3,459 shares of restricted stock and 44,732 RSUs; Mr. Fagan, 3,062 shares of restricted stock and 20,209 RSUs; Mr. Lemmo, 3,157 shares of restricted stock and 20,155 RSUs; Mr. Miller, 2,388 shares of restricted stock and 13,952 RSUs; Mr. Shay, 2,764 shares of restricted stock and 16,113 RSUs; Mr. Goldberg, 0 shares of restricted stock and 14,405 RSUs; and Dr. Briancon, 3,755 shares of restricted stock and 11,616 RSUs. The aggregate value of each Named Officer’s restricted stock and RSU holdings (calculated by multiplying the dollar value of each award on the date of grant) is as follows: Mr. Merritt, $864,584; Mr. Fagan, $467,997; Mr. Miller, $329,026; Mr. Lemmo, $469,291; Mr. Shay, $379,918; Mr. Goldberg, $265,100; and Dr. Briancon, $295,165. RSUs entitle the holder to receive a dividend equivalent should any dividend be paid on our Common Stock.

(6)	The Company’s Long-Term Incentive Plan (LTIP) is structured to generally have three year performance cycles, one of which was scheduled to cover the period of January 1, 2005 to January 1, 2008. Effective June 30, 2005 the Compensation Committee revised the LTIP to begin a new 3 1/2 year cycle covering the period July 1, 2005 to January 1, 2009. In connection therewith eligible participants received a pro rata payment for the six months which had elapsed under the cycle that had begun January 1, 2005 (Interim Payout). The Interim Payout made to the Named Officers are reported under Annual Compensation – Bonus.

(7)	For fiscal 2005, the components of the amounts reported in this column are outlined below.

Description	Merritt	Fagan	Lemmo	Miller	Shay	Goldberg	Briancon
Life Insurance Premiums	$450	$450	$450	$690	$450	$1,183	$375
401(k) matching	$6,300	$6,300	$6,300	$6,300	$6,300	$6,300	$5,434
401(k) profit sharing	$5,660	$5,280	$5,260	$4,115	$4,740	$0	$0
Severance	$0	$0	$0	$0	$0	$343,367	$149,704
Vacation payout	$0	$0	$0	$0	$0	$100,435	$22,461
Inventor Compensation	$0	$0	$0	$0	$0	$0	$14,631

For fiscal 2004 and 2003, the amounts shown represent 401(k) matching contributions and insurance premiums for term life insurance paid by the Company, and for fiscal 2004, 401(k) profit sharing paid by the Company in 2005.

(8)	Prior to becoming Chief Executive Officer and President Mr. Merritt served as General Patent Counsel of the Company.

Named Officer Employment and Severance Agreements

Each of the current Named Officers has entered into an employment agreement with the Company (each, an “Employment Agreement”, and collectively, the “Employment Agreements”) that provides severance pay benefits, among other things, in certain events of termination of employment. The Employment Agreements provide that, in the event the executive’s employment is terminated by the Company without “cause” or in the case of voluntary termination by the executive with “good reason” (as each term is defined in the Employment Agreements), the Company generally must pay severance up to one year’s salary and continuation of medical and dental benefits (eighteen months for salary and benefit continuation in the case of the Chief Executive Officer) and that the Company may enforce up to a one-year covenant-not-to-compete. In addition, these Employment Agreements (with the exception of Mr. Merritt’s) provide that, in the case of voluntary termination by the executive without “good reason”, the Company generally may elect to pay severance of up to one year’s salary and continuation of medical and dental benefits during which time the individual is subject to non-compete provisions. The Employment Agreements also provide a one-year covenant-not-to-compete without payment of severance following termination by the Company for “cause”. In the event of a voluntary or involuntary termination of the executive’s employment within one year after a “change of control” (which term is generally defined as the acquisition, including by merger or consolidation, or by the issuance by the Company, of its securities, by one or more persons in one transaction or a series of related transactions, of more than fifty percent of the voting power represented by the outstanding stock of the Company or a sale of substantially all the assets of the Company), the Employment Agreements provide that the executive would generally receive two years salary and the immediate vesting of all stock options and restricted stock and Restricted Stock Unit (RSU). The Employment Agreements also provide that if any amount payable to the officers is subject to a federal excise tax imposed on “excess parachute payments”, the officer shall be entitled to a cash payment sufficient to indemnify him for such tax.

Under the terms of his Amended and Restated Employment Agreement, Mr. Merritt’s service as a director of the Company is conditioned upon his retention as Chief Executive Officer. Mr. Merritt’s Employment Agreement also provides for the payment of 50% of his target bonus in the event his employment is terminated by the Company “without cause” or in the event he voluntarily terminates his employment for “good reason” or in the event of a voluntary or involuntary termination of his employment within one year after a “change of control”. Mr. Merritt is also subject to a one-year covenant-not-to-compete regardless of the reason for termination and independent of any obligation the Company may have to pay severance.

Under the terms of his Severance Agreement, Mr. Goldberg is paid a continuation of base salary and COBRA group health insurance premiums, in an amount equal to 18 months less applicable withholding taxes. In addition, he received a pro-rata portion of both his LTIP cash award and restricted stock unit awards under the two Long-Term Compensation Program cycles in effect at the termination of his employment, the elimination of any further restriction on transferability on previously awarded shares of restricted stock, outplacement services, payment of 50% of his target bonus in cash, the continued payment of his automobile lease in the amount of $741.23 per month for 30 months and ownership of cell phone and computer equipment previously provided by the Company. Consistent with Company practice with respect to other employees upon termination, Mr. Goldberg also was paid accrued and unused vacation. Certain of the rights, duties, and obligations of Mr. Goldberg under his Employment Agreement are incorporated into the Severance Agreement and survive his termination of employment including a covenant-not-to-compete. In addition, the Severance Agreement provides for a general release by Mr. Goldberg.

Under the terms of his Severance Agreement, Mr. Briancon is paid a continuation of base salary and COBRA group health insurance premiums, in an amount equal to 12 months less applicable withholding taxes. In addition, he received a pro-rata portion of his 2005 annual bonus in exchange for relinquishing his rights to any payout under Cycle 2 of the LTIP, a pro-rata portion of any cash award to be made under the first cycle of the LTIP, a pro-rata portion of the RSU awards granted under the two Program cycles in effect at the date of his termination, such pro-rated awards to be calculated under the terms of the Program with vesting on January 1, 2006, and outplacement services. Consistent with Company practice with respect to other employees upon termination, Dr. Briancon was paid for accrued and unused vacation. Certain of the rights, duties, and obligations of Dr. Briancon under his Employment Agreement are incorporated into the Severance Agreement and survive his termination of employment, including a covenant-not-to-compete. In addition, the Severance Agreement provides for a general release by Dr. Briancon.

The Employment Agreements (executed between May 1997 and May 2005) provide for the payment of annual salaries to said Named Officers that may be increased from time-to-time. Current salaries paid pursuant to the Employment Agreements are: Mr. Merritt, $400,000; Mr. Fagan, $285,450; Mr. Lemmo, $284,107; Mr. Miller, $225,993; and Mr. Shay, $256,114.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

The following table sets forth certain information concerning stock options exercised by the Named Officers during fiscal 2005, and unexercised stock options held by them at the end of fiscal 2005:

Name	Shares Acquired on Exercise(#)	Value Realized ($)(1)(2)	Number of Securities Underlying Unexercised Options At Fiscal Year-End (#)		Value of Unexercised In-the-Money Options At Fiscal Year-End ($)(3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
William J. Merritt	0	—	219,000	0	1,754,993	—

Richard J. Fagan	0	—	145,000	0	1,279,625	—

Mark A. Lemmo	0	—	214,100	0	2,191,238	—

William C. Miller	13,000	128,128	45,000	0	51,300	—

Lawrence F. Shay	0	—	46,000	0	444,260	—

Howard E. Goldberg	186,000	1,861,709	175,750	0	1,504,788	—

Alain C. Briancon	0	—	57,334	0	586,652	—

(1)	In certain instances, shares obtained through the exercise of options were not sold at the time of exercise but were retained by the individual.

(2)	Calculated by subtracting the exercise price from the market value of the Company’s Common Stock on the exercise date, then multiplying by the number of shares exercised. All values are on a pre-tax basis.

(3)	The values in this column are based on the closing sale price of the Common Stock ($18.32) on December 30, 2005, the last trading day of the Company’s 2005 fiscal year.

Long-Term Incentive Plans – Awards in Last Fiscal Year

This table provides information as to targeted performance-based cash awards to the Named Officers under the Company’s Long-Term Incentive Plan (“LTIP”).

Name	Performance or other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans Target ($)(1)
William J. Merritt	07/01/05 – 01/01/09	$504,000

Richard J. Fagan	07/01/05 – 01/01/09	$288,750

Mark A. Lemmo	07/01/05 – 01/01/09	$288,225

William C. Miller	07/01/05 – 01/01/09	$198,800

Lawrence F. Shay	07/01/05 – 01/01/09	$230,067

Howard E. Goldberg	N/A	$0

Alain C. Briancon	N/A	$0

(1)

Targeted future payouts assume 100% achievement of the LTIP goals and, if made, will be pursuant to the Company’s Long-Term Compensation Program (the “Program”). The Program operates in cycles which were amended effective June 30, 2005. The current cash award incentive cycle began on July 1, 2005 and will end on January 1, 2009 (“Cycle 2”). Subsequent Program cycles are intended to be overlapping three-year cycles, beginning on January 1, 2008 and recurring every other year thereafter. The LTIP cash award is based on the Company’s achievement of certain performance goals established by the Compensation Committee of the Board of Directors for each cycle. The target awards are calculated as a percentage of base salary (as in effect at the start of each Program cycle) and a payout is based on achievement of the goals associated with the respective Program cycle. The payout may exceed or be less than the targeted award depending on the Company’s achievement of the goals, or no payout may be made if the Company fails to meet the minimum performance goals for the LTIP cycle. For Cycle 2, these goals consist of (i) achieving patent licensing/technology solution revenue coverage from a targeted percentage of the 3G market on terms and conditions consistent with the Company’s strategic plan; (ii) generating free cash flow, of a targeted monetary amount, over years 2006 through 2008; and (iii) creating new business opportunity for the Company beyond the 3G baseband market. For Cycle 2, the percentages of base salary on which the LTIP award is based for Messrs. Merritt, Fagan, Lemmo, Miller, and Shay are 120%, 90%, 90%, 80% and 80%, respectively, however, the “estimated future payouts” disclosed above also reflect the fact that Cycle 2 is a three and one-half year cycle rather than a three year cycle. Participants will earn a pro rata portion of their awards under the Program in the event of death, disability, or retirement or if the Company terminates their employment without cause. Mr. Goldberg was no longer employed at the Company when Cycle 2 began and accordingly was ineligible for an LTIP award. Mr. Briancon relinquished his rights to a payout under Cycle 2 in connection with his severance agreement.

Shareholder Return Performance Graph

The following graph compares, for the period from December 31, 2000 to December 30, 2005, the yearly change in the cumulative total return to holders of the Company’s Common Stock with the cumulative total return of the Nasdaq Stock Market U.S. Companies Index, as compiled by the Center for Research in Security Prices, The University of Chicago, Graduate School of Business, and of the Nasdaq Telecommunications Stocks Index, an industry group consisting of U.S. and foreign telecommunications companies:

The above graph assumes that the value of the investment in the Company, the Nasdaq Stock Market U.S. Companies Index, and the Nasdaq Telecommunications Stocks Index was $100 at the market close on December 31, 2000 (the last trading day in 2000), and that all dividends paid by companies included in the Nasdaq Stock Market U.S. Companies Index and Nasdaq Telecommunications Stocks Index were reinvested. During this period the Company has not declared or paid any dividends on its Common Stock.

Security Ownership of

Certain Beneficial Owners

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock, as of December 31, 2005, by each person known to the Company to be the beneficial owner of more than 5% of any class of the Company’s outstanding Common Stock. The following information is based solely upon such shareholder’s Schedule 13G, dated December 31, 2005, as filed with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Ownership (1)	Percent of Common Stock Outstanding
Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202	4,019,400	7.5%

William J. Nasgovitz c/o Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202

(1)	Heartland Advisors, Inc. does not retain sole voting or sole dispositive power as to the above shares, but does retain shared voting and shared dispositive power as to 3,878,400 and 4,019,400 shares, respectively. All such shares are held in various investment advisory accounts of Heartland Advisors, Inc., and no such account is known to have an interest relating to more than 5% of the class except that the Heartland Value Fund owns 5.6% of the class. The 4,019,400 shares may also be deemed beneficially owned by Mr. William J. Nasgovitz, President and principal shareholder of Heartland Advisors, Inc., as a result of his position with and ownership interest in Heartland Advisors, Inc., which could be deemed to confer upon him voting and/or investment power over such shares. Heartland Advisors, Inc. and Mr. Nasgovitz each specifically disclaim beneficial ownership of these shares.

Security Ownership of Management

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock, as of April 4, 2006, by each of the Company’s directors, by each of the Named Officers, and by all executive officers and directors of the Company as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares listed:

Name of Beneficial Owner	Amount and Nature of Ownership (1)(2)(3)	Percent of Common Stock Outstanding (if greater than 1%) (4)
D. Ridgely Bolgiano	416,295	—
Alain C. Briancon (5)	60,204	—
Harry G. Campagna	835,000	1.5%
Steven T. Clontz	201,448	—
Richard J. Fagan	182,827	—
Howard E. Goldberg (5)	385,376	—
Edward Kamins	10,000	—
Mark A. Lemmo	257,186	—
William J. Merritt	272,898	—
William C. Miller	53,283	—
Robert S. Roath	306,306	—
Robert W. Shaner	8,000	—
Lawrence F. Shay	58,124	—
Alan P. Zabarsky	8,001	—
All directors and officers as a group (16 persons)	3,235,241	5.8%

(1)

Includes the following number of shares of Common Stock which may be acquired by the named beneficial owners identified in the table through the exercise of options all of which were fully vested and exercisable as of April 4, 2006: Mr. Bolgiano, 284,300; Dr. Briancon,

27,750; Mr. Campagna, 645,000; Mr. Clontz, 172,448; Mr. Fagan, 145,000; Mr. Goldberg, 175,750; Mr. Kamins, 2,000; Mr. Lemmo, 214,100; Mr. Merritt, 219,000; Mr. Miller, 45,000; Mr. Roath, 228,190; Mr. Shaner, 2,000; Mr. Shay, 46,000; and Mr. Zabarsky, 2,000; together with all directors and executive officers as a group (16 persons), 2,353,378 shares.

(2)	Includes the following number of shares of Common Stock which may be delivered to the named beneficial owners identified in the table upon the vesting and settlement of RSUs scheduled to vest within 60 days of April 4, 2006: Mr. Bolgiano, 0; Dr. Briancon, 0; Mr. Campagna, 2,000; Mr. Clontz, 2,000; Mr. Fagan, 0; Mr. Goldberg, 0; Mr. Kamins, 6,000; Mr. Lemmo, 0; Mr. Merritt, 3,333; Mr. Miller, 0; Mr. Roath, 2,000; Mr, Shaner, 6,000; Mr. Shay, 0; and Mr. Zabarsky, 6,000; together with all directors and executive officers as a group (16 persons), 27,333 RSUs.

(3)	Includes the following number of shares of Common Stock acquired by the Named Officers and all executive officers of the Company as a group through participation in the Company’s Savings and Protection Plan (the “401(k) Plan”). Under the 401(k) Plan, Common Stock may be acquired through the Company’s employer matching contribution, discretionary annual contributions under the Company’s Profit Sharing Program, or through participation in the InterDigital Stock Fund investment option available under the 401(k) Plan. The Named Officers and executive officers have both dispositive and voting power as to these shares. Ownership of shares of Common Stock under the 401(k) Plan by the Named Officers as of April 4, 2006 is as follows: Mr. Bolgiano, 342; Dr. Briancon, 0; Mr. Fagan, 1,767; Mr. Goldberg, 1,343; Mr. Lemmo, 1,692; Mr. Merritt, 1,830; Mr. Miller, 1,789; and Mr. Shay, 1,715.

(4)	Based upon 55,069,623 shares of Common Stock issued and outstanding at April 4, 2006.

(5)	The calculation of Dr. Briancon’s and Mr. Goldberg’s direct beneficial ownership in the Company’s Common Stock was made using the last Form 4 – Statement of Changes in Beneficial Ownership of Securities filed by the Company with the SEC on each of their behalf dated March 2, 2005 and April 12, 2005, respectively.

Summary of All Existing Equity Compensation Plans

The following table summarizes the Company’s equity compensation plan information regarding the Common Stock authorized for issuance thereunder, as of December 31, 2005:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in 1st column)
Equity compensation plan(s) approved by InterDigital shareholders (1)	6,759,586	(2)	$13.40	1,802,035	(3)

Equity compensation plans not approved by InterDigital shareholders (4)	2,011,893	(5)	$18.17	1,549,248	(6)

Total	8,771,479		$14.50	3,351,283

(1)	These plans include the Company’s Employee Stock Purchase Plan, the 2000 Stock Award and Incentive Plan (the “2000 Plan”), and prior stock incentive plans no longer in effect.

(2)	In accordance with applicable regulations, no information is provided concerning the Company’s shareholder–approved tax-qualified Employee Stock Purchase Plan.

(3)	Of these shares, 846,908 shares remain available for grant under the Company’s Employee Stock Purchase Plan, and 955,127 shares remain available for grant under the 2000 Plan.

(4)	Common Stock of the Company may be issued under the Company’s 2002 Stock Award and Incentive Plan (the “2002 Plan”) and the 1999 Restricted Stock Plan (the “1999 Plan”). See Note 11, “Notes to Consolidated Financial Statements” included in our Annual Report on Form 10-K for the year ended December 31, 2005 for a description of these plans. In accordance with applicable regulations, no information is provided concerning the Company’s tax-qualified 401(k) Plan.

(5)	Does not include 35,690 issued and outstanding shares of Common Stock awarded to senior officers as part of their annual bonus, which shares are subject to a holding period and are not forfeitable.

(6)	Of these shares, 62,928 shares remain available for grant under the 2002 Plan, and 1,486,320 shares remain available for grant under the 1999 Plan.

SHAREHOLDER PROPOSAL CONCERNING ANNUAL

ELECTION OF DIRECTORS

(Proposal No. 2)

Mr. Michael Cohen, c/o SEC Law Firm, 11693 San Vincente Blvd., Suite 357, Los Angeles, CA 90049, the owner of 39,000 shares of the Company’s common stock has proposed the adoption of the following resolution and in support of his proposal has furnished the following statement which is exactly as it was provided to us:

Stockholder Resolution – Elect Each Director Annually

Shareholders recommend that each and every director be elected annually to serve a one-year term of office. This proposal recommends that our company’s governing documents, including the bylaws, be amended accordingly in a prompt and timely manner. The unexpired terms of Directors shall be cancelled in favor of annual elections for all Directors as soon as possible.

Proponent’s Supporting Statement:

Shareholders passed a similar proposal last year by an overwhelming majority and to date there has been no apparent action by management to implement annual elections of Directors to serve a one-year term of office. Currently, the company elects Directors to a classified Board, with elections for each individual Director taking place only once every three years, for a three-year term.

This resolution recommending annual election of all Directors is intended to promote increased accountability of Directors, reduced entrenchment of management, and increased shareholder value in the event of offers to purchase the company.

This resolution addresses the main concerns about classified boards as summarized by Ted Allen(1), Managing Editor of Institutional Shareholder Services, as follows: “The ability to elect directors is the single most important use of the shareholder franchise, according to ISS and many investors. ISS believes that all directors should be accountable on an annual basis. A classified board can entrench management and effectively preclude most takeover bids or proxy contests.” ISS has not reviewed or endorsed this particular shareholder proposal at the time of submittal; however, ISS may do so subsequently.

References:

(1)	http://www.issproxy.com/governance/publications/2004archived/153.jsp

InterDigital Communications Corporation

Board of Directors’ Statement in Opposition

In accordance with the Company’s Amended and Restated Articles of Incorporation, the Company has three classes of directors, with members of each class elected to three-year terms. The classes are staggered so that the Company’s shareholders vote for the election of one class of directors every year. Under the Articles of Incorporation and the Pennsylvania Business Corporation Law, the implementation of this proposal, even if approved at the annual meeting of shareholders, could not proceed because the Board does not have the power to shorten the term of incumbent directors. Further the proposal could not be implemented unless (i) the Board endorses a resolution amending the Articles of Incorporation to implement the proposal and (ii) at least 80% of our shareholders entitled to vote on the matter subsequently vote in favor of the amendment. Approval of this shareholder proposal at the annual meeting does not require the Board to endorse such a resolution.

Notwithstanding the potential procedural impediments to the proposal, your Board has determined that declassification is not in the best interests of the Company and our shareholders for the reasons set forth below.

Under the current system, after each election, at least two-thirds of the Board of Directors will have had prior experience and familiarity with the Company’s business. This enables the Company to remain focused on its long term objectives. Continuity and long term focus are particularly important in our business where technology and product development can have long cycles and patent licensing strategies and related legal disputes are complex.

A classified Board of Directors also serves as an important tool for resisting an unsolicited takeover of the Company on terms that are not advantageous to the Company’s shareholders. The staggered system permits a more orderly process for directors to consider any and all alternatives to maximize shareholder value by encouraging those who may seek to acquire control of the Company to initiate such actions through the Board of Directors. Absent a classified Board of Directors, a potential acquirer could gain control of the Company by replacing a majority of the Board of Directors with its own slate of nominees at a single annual meeting by a simple plurality of votes cast, and without paying any premiums to the Company’s shareholders.

There is no issue of entrenched management at the Company. During the last twelve months, the Board has appointed a new Chief Executive Officer, terminated the employment of a member of the executive staff, appointed a new individual responsible for the Company’s patent licensing program, and eliminated an executive position which is no longer required by the Company’s current operating structure and business.

Lastly, there seems to be no empirical evidence that a classified board structure enhances directors’ accountability to shareholders. All directors are required by law to uphold their fiduciary duties to the Company and its shareholders, regardless of whether they serve terms of one year or three years. Further, this Board has instituted corporate governance guidelines that enhance accountability, such as assuring that the Board is composed of a majority of independent directors and its committees are composed solely of independent directors. There is also a process for shareholders to send communications to the Board.

The Board does not take lightly the vote results received on a stockholder proposal, particularly a proposal that raises important governance concerns. Last year a resolution calling for the annual election of directors received the approval of 29% of the outstanding shares entitled to vote or 66% of the shares that voted. However, even if the Board of Directors had determined that it would be in the best interests of the Company to support the proponent’s proposal, both Pennsylvania law and the Company’s governing document prevent this proposal from being implemented as presented.

This proposal could not be implemented as presented because unexpired terms of the Company’s directors may not be unilaterally cancelled under the Pennsylvania Business Corporation Law. In addition, the Company’s By-Laws provide that to remove a director from office without cause, shareholders holding at least 80% of the outstanding stock of the Company entitled to vote must approve such removal.

Further, neither management nor the Board of Directors can unilaterally change the provisions of the Company’s Articles of Incorporation or By-Laws which provide for a classified board. To implement the proposal, both the Board of Directors and shareholders holding at least 80% of the outstanding voting stock of the Company would have to approve such amendments. Although the Board of Directors would consider such amendments in the event this proposal is approved, the Board of Directors remains subject to its fiduciary duty to consider independently whether it believes the declassification of the Board of Directors to be in the best interests of the Company and its shareholders generally.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST PROPOSAL NO. 2 REGARDING THE ANNUAL ELECTION OF DIRECTORS.

Audit Committee Report

The Audit Committee of the Board of Directors (the “Committee”) is composed of four directors whom the Board of Directors has determined meet the independence and financial literacy and sophistication requirements of the Nasdaq National Market (“Nasdaq”) listing standards, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and U.S. Securities and Exchange Commission (“SEC”) regulations. The Committee has, for many years, been composed entirely of non-management directors. The Committee acts pursuant to a written charter (“Charter”) which was adopted by the Company’s Board of Directors and is subject to annual review. A copy of the Charter is attached to this Proxy Statement as Appendix “A.”

As more fully described in the Charter, the Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. In fulfilling our oversight responsibilities, we have reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2005, including a discussion of the acceptability and appropriateness of significant accounting principles and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting. Management has represented to us that the Company’s consolidated financial statements were prepared in accordance with accounting principles, generally accepted in the United States and considered appropriate in the circumstances to present fairly the Company’s financial position, results of operations and cash flows. We have also reviewed and discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, their evaluation of the Company’s internal controls over financial reporting and other business matters. Further, we have discussed with PwC the matters required to be discussed with the independent auditor by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, (Codification of Statements on Auditing Standards, AU §380) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

This Committee has also received and reviewed the written disclosures and the letter from PwC required by the Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees), which relates to the accountant’s independence from the Company and its related entities, and has discussed with PwC their independence from the Company.

Based on the reviews and discussions with management and the independent accounting firm referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

AUDIT COMMITTEE:

Robert S. Roath, Chairman

Steven T. Clontz

Edward Kamins

Alan P. Zabarsky

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 3)

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as independent registered public accounting firm of the Company for the year ending December 31, 2006. PwC has served as the independent registered public accounting firm of the Company since 2002.

Although ratification of the appointment of PwC is not legally required, the Board of Directors is submitting it to the shareholders as a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will not be bound to seek another independent registered public accounting firm for 2006, but the selection of another independent registered public accounting firm will be considered in future years. To be ratified, the appointment must be approved by the affirmative vote of a majority of the votes cast by shareholders present at the Annual Meeting, in person or by proxy, and entitled to vote.

Representatives from PwC will be present at the Annual Meeting to make a statement, if they so desire, and will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees for professional services delivered by PwC for the fiscal years ending December 2004 and 2005, were as follows:

Description of Fees	December 31, 2005	December 31, 2004 (1)
Audit Fees (2)	$635,900	$638,492
Audit-Related Fees (3)	$62,442	$127,941
Tax Fees – Preparation and Compliance (4)	$—	$59,506
Tax Fees – Other (5)	$—	$41,737
All Other Fees (6)	$1,500	$1,500
Totals	$699,842	$869,176

(1)	Audit Fees and Audit Related Fees for fiscal year ended December 31, 2004 have been adjusted to include amounts billed subsequent to the filing of the Company’s 2005 Proxy Statement.

(2)	Audit Fees consist of the aggregate fees billed by PwC in the above two fiscal years for professional services rendered by PwC for the integrated audit of the Company’s consolidated financial statements and the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, for review of the Company’s interim consolidated quarterly financial statements included in the Company’s Forms 10-Q, and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements for the above fiscal years.

(3)	Audit-Related Fees consist of fees incurred for assurance and related services by PwC that were reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under the caption “Audit Fees,” and relate primarily to consultation concerning financial accounting and reporting standards.

(4)	Tax Fees – Preparation and Compliance in 2004 consist of the aggregate fees billed by PwC in such year for professional services rendered by PwC for tax compliance, including the preparation of tax returns.

(5)	Tax Fees – Other in 2004 consist of domestic and international tax planning and advice, and other tax services including tax advice related to our acquisition of assets in 2003. The Company engaged a firm other than PwC for its tax compliance for year ended December 31, 2004, and December 31. 2005.

(6)	All Other Fees consist of the aggregate fees billed by PwC in the above two fiscal years for certain accounting research software purchased by the Company from PwC.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy requires that it pre-approve all audit and non-audit services and related fees to be performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the independent auditors’ independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Also, proposed services exceeding pre-approved cost levels require specific pre-approval.

Consistent with the rules established by the SEC, proposed services to be provided by the Company’s independent registered public accounting firm will be evaluated by grouping the service fees under one of the following four categories: Audit Services, Audit-Related Services, Tax Services and All Other Services. All proposed services shall be discussed and approved by the Company’s Audit Committee. In order to render approval, the Audit Committee shall have available a schedule of services and fees approved by category for the current year for reference and specific detail must be provided. The Audit Committee will not pre-approve services related only to the broad categories noted above.

The Audit Committee has delegated pre-approval authority to its Chairperson for cases where independent auditor services must be expedited. The Company’s management shall provide the Audit Committee with reports of all pre-approved services and related fees by category incurred during the current fiscal year with forecasts of additional services anticipated during the year.

All of the Audit-Related Fees, Tax Fees and All Other Fees described above were approved by the Company’s Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 3 TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2006.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, BUT EXCLUDING EXHIBITS, AS FILED WITH THE SEC FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005, MAY BE OBTAINED BY SHAREHOLDERS WITHOUT CHARGE BY WRITTEN OR ORAL REQUEST DIRECTED TO LISA AXT ALEXANDER, CORPORATE SECRETARY, INTERDIGITAL COMMUNICATIONS CORPORATION, 781 THIRD AVENUE, KING OF PRUSSIA, PENNSYLVANIA 19406-1409. COPIES OF THE ANNUAL REPORT ON FORM 10-K MAY ALSO BE ACCESSED ON THE INTERNET AT HTTP://WWW.INTERDIGITAL.COM OR AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. REQUESTS FOR EXHIBITS TO THE FORM 10-K WILL BE PROVIDED FOR A FEE FOR COPYING AND MAILING EXPENSES.

By Order of the Board of Directors

Lisa Axt Alexander Corporate Secretary

King of Prussia, Pennsylvania

April 24, 2006

APPENDIX “A”

INTERDIGITAL COMMUNICATIONS CORPORATION

AUDIT COMMITTEE CHARTER

Function

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities related to corporate accounting, financial reporting practices and integrity of financial reports as well as legal and regulatory compliance therewith. The Committee will provide support for management’s efforts to enhance the quality of the Company’s internal control structure and help to facilitate effective communication between the Board and the Company’s independent auditors.

Organization

The Committee will be comprised of three or more directors of the Board, each of whom is independent of management and the Company. The members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq Stock Market, and federal laws and regulations applicable to audit committees. Further, all members of the Committee must have a basic understanding of accounting policies and be able to read and understand financial statements, including a company’s balance sheet, income statement, and cash flow statement. At least one member of the Committee shall be an audit committee financial expert, within the meaning of applicable Commission and Nasdaq rules.

Meetings

The Committee will meet at least quarterly each year, and at any additional time as either the Board or the Committee deems necessary. The Committee Chairman has the power to call a Committee meeting whenever he or she determines there is a need. Meetings will follow an agenda and approved minutes of the meeting will be maintained.

The Company’s independent auditors, and senior internal auditor will generally be requested to attend Committee meetings. The Committee may request members of management or others to attend meetings and to provide pertinent information as necessary. The Committee will provide management, the independent auditors, the senior internal auditor and other persons as appropriate with opportunities to meet in private sessions with the Committee to discuss any matters the Committee or these groups believe should be discussed privately.

Responsibilities

I.	General Responsibilities

A.	The Committee provides open avenues of communication with management, the independent auditors, the senior internal auditor, and the Board. The Committee shall meet in executive session with management, the independent auditors and the senior internal auditor to discuss any matters such parties believe should be discussed privately.

B.	The Committee must report Committee actions to the full Board and may make appropriate recommendations.

C.	In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company, may meet with the general counsel and/or other members of management of the Company.

D.	The Committee will establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and for the confidential, anonymous submission by employees of the Company regarding questionable accounting or auditing matters.

E.	The Committee will have the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties.

F.	The Committee will have authority to review and approve the employment and replacement of the senior internal auditor, and evaluate the performance and approve the compensation of the senior internal auditor.

G.	All auditing services and permissible non-audit services provided to the Company by its independent auditors will be pre-approved by the Committee, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Chairman of the Committee shall have the authority to grant pre-approvals of audit and permissible non-audit services, provided that all pre-approvals by the Chairman shall be presented to the full Committee at its next scheduled meeting.

H.	The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors and to any advisors engaged by the Audit Committee.

II.	Responsibilities for Engaging Independent Accountants

A.	The Committee will be directly responsible for the appointment, compensation, and oversight of the work of the independent auditors (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors will report directly to the Committee.

B.	The Committee will discuss with the independent auditors all significant relationships and services the independent auditors have with the Company to determine and ensure the independence of the independent auditors. The Committee will also require from the independent auditors an annual statement delineating all relationships between the independent auditors, related companies and the Company.

C.	The Committee will review the performance of the independent auditors. The Committee will have the ultimate authority and responsibility to select, evaluate and, if deemed appropriate, replace the Company’s independent auditors. The Committee shall request the Board to submit the selection of the independent auditors for ratification at each annual meeting of shareholders.

D.	The Committee will consult with the independent auditors and financial management of the Company to review the scope of the annual audit, as well as the planning and staffing of the audit.

E.	The Committee will review and approve the fees to be paid to the independent auditors.

III.	Responsibilities for Reviewing the Annual Audit and the Review of Quarterly and Annual Financial Statements

A.	The Committee will ascertain that the independent auditors will be available to the full Board at least annually (and more frequently if deemed appropriate by the Committee) to provide the Committee with a timely analysis of significant financial reporting issues.

B.	The Committee will ask management and the independent auditors about significant risks and exposures relating to the Company’s quarterly and annual financial statements and will assess management’s steps to minimize them.

C.	The Committee will address with the independent auditors (i) the Company’s critical accounting policies, (ii) alternative treatments of financial information within generally accepted accounting principles that the independent auditors have discussed with management, and the alternative preferred by the independent auditors and (iii) material written communications between the independent auditors and management, such as a schedule of unadjusted differences.

D.	The Committee will review any significant findings and recommendations made by the Company’s independent auditors, together with management’s responses to them.

E.	The Committee will review and approve, at least annually, the internal audit scope, audit plans, budget, staffing and relevant processes and programs of the Company’s internal audit function. The Committee will periodically review the scope, budget and significant results of any internal audit services provided by outside parties. The Committee shall also receive regular reports from the Company’s senior internal auditor regarding the significant results of internal audits, and whether recommendations made in the audits have been implemented by management.

F.	The Committee will review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

G.	Shortly after the annual examination is completed, the Committee will review the following with management and the independent auditors:

1.	The Company’s annual report on Form 10-K, including the annual financial statements and related footnotes and the clarity of the disclosures in the financial statements.

2.	The impact of pronouncements by the Financial Accounting Standards Board, releases of the Securities and Exchange Commission, and any other pertinent regulations that might have an effect on the Company’s audited financial statements.

3.	The independent auditors’ audit of and report on the financial statements.

4.	Any matters the independent auditors determine that are required to be discussed with the Committee pursuant to Statement of Auditing Standards No. 61.

5.	The management recommendation letter on accounting procedures and controls prepared by the Company’s independent auditors and any other reports and management’s responses concerning such reports.

6.	Anything else about the audit procedures or findings that Generally Accepted Auditing Standards require the independent auditors to discuss with the Committee.

H.	The Committee will consider and review with management any significant findings related to financial reporting, internal controls or other corporate matters of importance to the Committee during the year and management’s responses to them.

I.	With respect to quarterly results for the first three fiscal quarters of each year, the Committee will meet quarterly with the independent auditors and management to discuss the Company’s quarterly financial statements as well as whether significant events, transactions and changes in accounting estimates were considered by the independent auditors (after performing their required quarterly review) to have affected the quality of the Company’s financial reporting. This meeting will take place prior to filing the Company’s Quarterly Report on Form 10-Q with the Commission and before the quarterly earnings release.

J.	The Committee will discuss with management and the independent auditors, as appropriate, financial results to be disclosed in press releases and other publicly disclosed financial information and earnings guidance, including the use of pro forma or adjusted non-GAAP information.

IV.	Certification and Disclosure Responsibilities

A.	The Committee will ascertain the Company’s compliance with requirements of any market on which the Company’s securities are traded.

B.	The Committee will ascertain the Company’s compliance with required Securities and Exchange Commission disclosures regarding:

1.	Committee member independence, an indication of whether the Committee is governed by a written charter, and if so, will include a copy of the charter in the Company’s proxy statement at least once every three years.

2.	The Committee’s findings that resulted from the Committee’s financial reporting oversight responsibilities.

C.	The Committee will prepare a report each year for inclusion in the Company’s proxy statement.

V.	Periodic responsibilities

A.	Review and assess the adequacy of the Committee’s charter on an annual basis.

B.	Review with appropriate management and outside resources, if necessary, legal and regulatory matters that may have a material effect on the organization’s financial statements, compliance policies and programs and reports from regulators.

C.	Review reports from management made pursuant to internal procedures and systems designed to promote Company compliance with laws, regulations and internal procedures, and review the scope and status of internal procedures and systems designed to promote Company compliance with laws, regulations and internal procedures.

D.	Review any significant reports to management prepared by the Company’s internal auditing function or by any advisor or consultants engaged to evaluate or report on financial matters, and management’s responses.

E.	Review and approve all related-party transactions.

F.	Set policies consistent with applicable regulations for the hiring of employees or former employees of the Company’s independent auditors.

G.	Review any other matters that may be appropriate such as corporate insurance coverage and other risk management programs.

VI.	Scope of Responsibilities

While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. The Committee may also undertake such additional activities within the scope of its primary function as the Committee from time to time determines.

PROXY

INTERDIGITAL COMMUNICATIONS CORPORATION

781 Third Avenue

King of Prussia, Pennsylvania 19406-1409

2006 Annual Meeting of Shareholders

To Be Held June 1, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of InterDigital Communications Corporation, a Pennsylvania corporation, revoking all previous proxies, hereby appoints Richard J. Fagan and Lawrence F. Shay, and each of them acting individually, as the proxies of the undersigned, with full power of substitution, to vote, as indicated on the reverse side of this proxy card and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of InterDigital Communications Corporation to be held on Thursday, June 1, 2006, at 11:00 a.m. (Eastern Daylight Time) at the Radisson Hotel Valley Forge, King of Prussia, Pennsylvania, and at any adjournment or postponement thereof.

Record holders who attend the Annual Meeting may vote by ballot; such vote will supersede this Proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 3, AND “AGAINST”

PROPOSAL 2.

1.	Election of Directors [Nominees for a three year term expiring at the 2009 Annual Meeting of Shareholders – D. Ridgely Bolgiano and William J. Merritt]:

☐	FOR ALL NOMINEES
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL NOMINEES EXCEPT (See Instructions Below)

Instructions: To withhold authority to vote for any individual nominee(s), mark “FOR ALL NOMINEES EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold your vote, as shown here: •

o	D. Ridgely Bolgiano
o	William J. Merritt

2.	Shareholder proposal concerning the annual election of Directors:

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm of InterDigital Communications Corporation for the year ending December 31, 2006:

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE, “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND “AGAINST” THE ANNUAL ELECTION OF DIRECTORS. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF THE 2006 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT, AND THE 2005 ANNUAL REPORT.

_________________________________ Date: ______________, 2006

Signature of Shareholder

_________________________________ Date: ______________, 2006

Signature of Shareholder

NOTE: Please sign this Proxy exactly as your name(s) appear on this Proxy. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. If the signer is a corporation, please sign with full corporate name by a duly authorized officer(s), giving full title as such, and affix the corporate seal. If signer is a partnership, please sign in partnership name by authorized person. Where stock is held in the name of two (2) or more persons, all such persons should sign.

PROXY

INTERDIGITAL COMMUNICATIONS CORPORATION

781 Third Avenue

King of Prussia, Pennsylvania 19406-1409

2006 Annual Meeting of Shareholders

To Be Held June 1, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Voting Instruction to Trustee

The undersigned, as a participant in the InterDigital Communications Corporation Savings and Protection Plan, does hereby instruct the trustee of such plan to vote all the shares of Common Stock of InterDigital Communications Corporation which are credited to the undersigned’s account in such plan, at the Annual Meeting of Shareholders of InterDigital Communications Corporation to be held on Thursday, June 1, 2006, at 11:00 a.m. (Eastern Daylight Time) at the Radisson Hotel Valley Forge, King of Prussia, Pennsylvania, and at any adjournment or postponement thereof, in the manner directed herein, and in the trustee’s discretion upon such other business as may come before the Annual Meeting, all as set forth in the enclosed notice of the Annual Meeting and Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 3, AND “AGAINST”

PROPOSAL 2.

1.	Election of Directors [Nominees for a three year term expiring at the 2008 Annual Meeting of Shareholders – D. Ridgely Bolgiano and William J. Merritt:

☐	FOR ALL NOMINEES
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL NOMINEES EXCEPT (See Instructions Below)

Instructions: To withhold authority to vote for any individual nominee(s), mark “FOR ALL NOMINEES EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold your vote, as shown here: •

o	D. Ridgely Bolgiano
o	William J. Merritt

2.	Shareholder proposal concerning the annual election of Directors:

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm of InterDigital Communications Corporation for the year ending December 31, 2006:

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. ANY SHARES HELD BY THE TRUSTEE FOR WHICH THE TRUSTEE HAS BEEN INSTRUCTED TO SIGN THE PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS WITH NO ADDITIONAL INSTRUCTIONS TO THE CONTRARY INDICATED, WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE, “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND “AGAINST” THE ANNUAL ELECTION OF DIRECTORS. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF THE 2006 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT, AND THE 2005 ANNUAL REPORT.

_________________________________ Date: ______________, 2006

Signature of Shareholder

_________________________________ Date: ______________, 2006

Signature of Shareholder

NOTE: Please sign this Proxy exactly as your name(s) appear on this Proxy. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. If the signer is a corporation, please sign with full corporate name by a duly authorized officer(s), giving full title as such, and affix the corporate seal. If signer is a partnership, please sign in partnership name by authorized person. Where stock is held in the name of two (2) or more persons, all such persons should sign.

TWO ADDITIONAL WAYS TO VOTE

VOTE BY TELEPHONE

It’s fast and convenient and your vote is immediately confirmed and posted.

Follow 3 easy steps:

1.      Read the enclosed Proxy Statement and voting instruction form.

2.      Using a touch-tone phone, call the toll free number shown on your voting instruction form.

3.      Follow the recorded instructions to vote your shares.

VOTE BY INTERNET

It’s fast and convenient and your vote is immediately confirmed and posted.

Follow 3 easy steps:

1.      Read the enclosed Proxy Statement and voting instruction form.

2.      Go to WWW.PROXYVOTE.COM

3.      Follow the simple instructions to vote your shares.

Your vote is important! –Available 24 hours a day–	Your vote is important! –Available 24 hours a day–

-DO NOT RETURN THE VOTING INSTRUCTION FORM IF YOU ARE VOTING BY PHONE OR INTERNET-